EXHIBIT 99.1

Oil States Announces First Quarter 2014 Earnings

HOUSTON, May 1, 2014 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the quarter ended March 31, 2014 of $71.3 million, or $1.32 per diluted share, which included $1.4 million, or $0.02 per diluted share after-tax, from transaction costs incurred in conjunction with the planned spin-off of the accommodations segment. These results compare to net income from continuing operations of $93.2 million, or $1.69 per diluted share, reported in the first quarter of 2013, which included a pre-tax gain of $4.0 million, or $0.05 per diluted share after-tax, related to the reversal of an estimated earnout liability associated with an acquisition.

The Company generated revenues of $658.0 million and EBITDA of $185.4 million during the first quarter of 2014 (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). These results compare to revenues of $675.5 million and EBITDA of $212.8 million reported in the first quarter of 2013, which included the pre-tax gain related to the liability reversal mentioned above. Revenues and EBITDA were down year-over-year primarily due to the unfavorable impact of foreign currency translation adjustments between the U.S. dollar and the Australian (8% decline) and Canadian (13% decline) dollars on the accommodations results, lower occupancy levels in both the Australian villages and Canadian lodges, and lower contracted Canadian lodge rates. These results were partially offset by strong quarterly results generated from our offshore products and well site services segments.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "Despite the harsh winter weather experienced across much of the U.S. in the first quarter, our completion services business recovered late in the quarter and generated year-over-year and sequential growth in revenues. Demand for our proprietary services offerings in the completion services business continues to be very robust, with the number and complexity of unconventional wells continuing to grow. In our offshore products segment, we realized a book-to-bill ratio slightly above one-time and maintain a positive outlook for this segment given strong bidding and quoting activity for our floating production facility and subsea products. While our accommodations results were down year-over-year, the declines were largely expected."

Mrs. Taylor continued, "We remain on track to complete the spin-off of our accommodations segment, which was recently named Civeo Corporation, by the end of the second quarter of 2014. To that end, we expect to secure new financing commitments for both Oil States and Civeo shortly, with the new financings scheduled to take effect in connection with the spin-off. We recently filed a third amendment to the Form 10 with the SEC providing additional disclosures for Civeo."

Income Taxes

The Company recognized an effective tax rate of 27.7% in the first quarter of 2014 compared to 26.5% in the first quarter of 2013. The increase in the effective tax rate from the prior year was largely the result of higher domestic earnings as a percentage of total earnings and an increase in the state income effective tax rate. Our domestic earnings are taxed at a higher rate than our foreign earnings. The effective tax rates are lower than U.S. statutory rates because of lower foreign income tax rates.

Financial Condition

The Company invested $103.4 million in capital expenditures during the first quarter of 2014. Spending primarily related to the ongoing expansion of the Canadian accommodations business, the addition of incremental proprietary completion services equipment deployed to service the active U.S. shale plays and ongoing facility expansions in the offshore products segment.

During the first quarter, the Company repurchased $133.6 million, or 1,368,086 shares, of its common stock under its authorized share repurchase program at an average price of $97.69 per share. The Company has $235.2 million remaining under its current authorization which is scheduled to expire on September 1, 2014.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the first quarter of 2014 to the results from continuing operations for the first quarter of 2013. On September 6, 2013, the Company sold its tubular services segment for $600 million in cash. The historical results of operations of the tubular services segment through the transaction closing date have been reported as discontinued operations for all periods reported herein.)

Accommodations

The accommodations segment generated revenues of $252.7 million and EBITDA of $95.7 million for the first quarter of 2014 compared to revenues and EBITDA of $296.7 million and $136.0 million, respectively, in the first quarter of 2013. Results for the first quarter of 2013 included $4.0 million of EBITDA related to the reversal of an estimated earnout liability associated with contingent acquisition consideration. Our first quarter 2014 results were negatively impacted by weakening Canadian and Australian currencies relative to the U.S. dollar which reduced revenues by $25.8 million and EBITDA by $10.7 million. Excluding the year-over-year impact of exchange rates, revenues and EBITDA would have declined 6% and 22%, respectively. RevPAR decreased 21% year-over-year to $94 in the first quarter of 2014, compared to $119 in the first quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates, lower occupancy levels for the Australian villages and lower contracted room rates in Canada. These declines were partially offset by a 6% year-over-year increase in average available lodge and village rooms. EBITDA was also negatively impacted in the first quarter by higher propane heating costs in Canada due to winter weather severity.

Our efforts in conjunction with the proposed spin-off of the accommodations segment (now known as Civeo) are on-going. We continue to expect to complete the spin-off by the end of the second quarter of 2014, but the spin-off remains subject to certain factors such as market conditions and the completion of a review of the amended Form 10 by the SEC.

Well Site Services

Well site services generated revenues of $193.1 million and EBITDA of $63.1 million in the first quarter of 2014 compared to revenues and EBITDA of $177.5 million and $54.0 million, respectively, in the first quarter of 2013. Revenues and EBITDA increased 9% and 17% year-over-year, respectively, primarily due to a 3% year-over-year increase for both the number of completion services job tickets and revenue per ticket, along with increased rig utilization in the land drilling business, averaging 81% for the first quarter of 2014 compared with 72% for the first quarter of 2013. Rig utilization effectively reached 100% as of March 31, 2014.

Offshore Products

Offshore products generated revenues and EBITDA of $212.2 million and $43.1 million, respectively, in the first quarter of 2014 compared to revenues and EBITDA of $201.3 million and $35.8 million, respectively, in the first quarter of 2013. Revenues and EBITDA increased 5% and 21% year-over-year, respectively, primarily due to higher revenue from subsea product sales. This segment's results also benefited from contributions from the Quality Connector Systems acquisition that closed in December 2013. EBITDA margins increased to 20% in the first quarter of 2014 compared to 18% in the first quarter of 2013.    Backlog was essentially flat sequentially and totaled $578 million at March 31, 2014 compared to $580 million reported at December 31, 2013 and $564 million reported at March 31, 2013. Backlog additions during the first quarter included connector products destined for Norway, the Mediterranean, and the Gulf of Mexico along with orders for fixed platform and drilling products worldwide.

Conference Call Information

The call is scheduled for Friday, May 2, 2014 at 12:00 pm ET and is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-1671 in the United States or by dialing +1 847 413 3362 internationally and using the passcode of 37122263. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 37122263.

About Oil States

Oil States International, Inc. is a diversified oilfield services company and a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the SEC on February 25, 2014 and the "Risk Factors" section of the amended Form 10 filed by Civeo Corporation (formerly known as OIS Accommodations SpinCo Inc.) with the SEC on April 22, 2014.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2014	2013

Revenues	$ 657,982	$ 675,527

Costs and expenses:
Cost of sales and services	415,826	418,389
Selling, general and administrative expenses	56,545	50,017
Depreciation and amortization expense	70,386	66,312
Other operating expense (income)	1,582	(5,691)
	544,339	529,027
Operating income	113,643	146,500

Interest expense, net of capitalized interest	(17,104)	(20,090)
Interest income	917	563
Equity in earnings (losses) of unconsolidated affiliates	97	(735)
Other income	1,669	1,072
Income from continuing operations before income taxes	99,222	127,310
Income tax provision	(27,531)	(33,751)
Net income from continuing operations	71,691	93,559
Net income from discontinued operations, net of tax	182	9,025
Net income	71,873	102,584
Less: Net income attributable to noncontrolling interest	369	395
Net income attributable to Oil States International, Inc.	$ 71,504	$ 102,189

Net income attributable to Oil States International, Inc.:
Continuing operations	$ 71,322	$ 93,164
Discontinued operations	182	9,025
Net income attributable to Oil States International, Inc.	$ 71,504	$ 102,189

Basic net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.33	$ 1.70
Discontinued operations	--	0.16
Net income	$ 1.33	$ 1.86

Diluted net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.32	$ 1.69
Discontinued operations	--	0.16
Net income	$ 1.32	$ 1.85

Weighted average number of common shares outstanding:
Basic	53,288	54,808
Diluted	53,588	55,373

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	MARCH 31,	DECEMBER 31,
ASSETS	2014	2013
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$454,873	$599,306
Accounts receivable, net	631,025	620,333
Inventories, net	271,378	266,552
Prepaid expenses and other current assets	42,176	39,716
Total current assets	1,399,452	1,525,907

Property, plant, and equipment, net	1,938,283	1,902,789
Goodwill, net	519,766	513,650
Other intangible assets, net	132,195	133,531
Other noncurrent assets	56,391	55,384
Total assets	$4,046,087	$4,131,261

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$152,153	$149,079
Accrued liabilities	98,514	132,046
Income taxes	25,417	32,679
Current portion of long-term debt and capitalized leases	529	529
Deferred revenue	53,388	50,366
Other current liabilities	14,102	9,137
Total current liabilities	344,103	373,836

Long-term debt and capitalized leases (1)	972,562	972,692
Deferred income taxes	115,931	122,821
Other noncurrent liabilities	40,762	36,618
Total liabilities	1,473,358	1,505,967

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 59,478,369 shares and 59,192,051 shares issued, respectively, and 53,050,411 shares and 54,181,569 shares outstanding, respectively	595	592
Additional paid-in capital	651,643	637,438
Retained earnings	2,391,957	2,320,453
Accumulated other comprehensive loss	(85,695)	(85,675)
Common stock held in treasury at cost, 6,427,958 and 5,010,482 shares, respectively	(387,952)	(249,391)
Total Oil States International, Inc. stockholders' equity	2,570,548	2,623,417
Noncontrolling interest	2,181	1,877
Total stockholders' equity	2,572,729	2,625,294
Total liabilities and stockholders' equity	$4,046,087	$4,131,261

(1) As of March 31, 2014, the Company had approximately $995 million available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	THREE MONTHS
	ENDED MARCH 31,
	2014	2013

Cash flows from operating activities:
Net income	$71,873	$102,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,386	66,915
Deferred income tax provision	(6,253)	(8,977)
Excess tax benefits from share-based payment arrangements	(1,660)	(3,322)
Provision for loss on receivables	1,920	226
Non-cash compensation charge	7,375	6,285
Amortization of deferred financing costs	1,627	2,019
Other, net	(293)	(3,565)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(17,325)	29,000
Inventories	(6,372)	17,824
Accounts payable and accrued liabilities	(19,985)	(16,256)
Taxes payable	(3,656)	21,155
Other operating assets and liabilities, net	7,674	4,721
Net cash flows provided by operating activities	105,311	218,609

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(103,427)	(107,397)
Proceeds from disposition of property, plant and equipment	2,210	2,075
Other, net	(385)	108
Net cash flows used in investing activities	(101,602)	(105,214)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	--	(29,219)
Term loan repayments	--	(7,526)
Debt and capital lease repayments	(129)	(110)
Issuance of common stock from share-based payment arrangements	3,346	3,498
Purchase of treasury stock	(141,043)	--
Excess tax benefits from share-based payment arrangements	1,660	3,322
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(4,915)	(3,593)
Other, net	(2)	(200)
Net cash flows used in financing activities	(141,083)	(33,828)

Effect of exchange rate changes on cash	(7,059)	(6,770)
Net change in cash and cash equivalents	(144,433)	72,797
Cash and cash equivalents, beginning of period	599,306	253,172

Cash and cash equivalents, end of period	$454,873	$325,969

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues
Completion services	$146,462	$137,366
Drilling services	46,564	40,203

Well site services	193,026	177,569
Accommodations (1)	252,744	296,668
Offshore products	212,212	201,290
Total revenues	$657,982	$675,527

EBITDA (A)
Completion services	$50,123	$44,022
Drilling services	12,966	9,990

Well site services	63,089	54,012
Accommodations (1)	95,739	136,026
Offshore products	43,136	35,762
Corporate and eliminations (2)	(16,538)	(13,046)
Total EBITDA	$185,426	$212,754

Operating income / (loss)
Completion services	$31,045	$28,659
Drilling services	5,795	4,080

Well site services	36,840	32,739
Accommodations (1)	56,258	94,906
Offshore products	37,348	32,136
Corporate and eliminations (2)	(16,803)	(13,281)
Total operating income	$113,643	$146,500

(1) The revenues, EBITDA and operating income of our accommodations segment for the three months ended March 31, 2014 were negatively impacted by strengthening of the U.S. dollar relative to the Canadian and Australian dollars by $25.8 million, $10.7 million and $6.5 million, respectively. EBITDA and operating income for the three months ended March 31, 2013 included a pre-tax benefit of $4.0 million related to the reduction of an estimated earnout liability.

(2) The EBITDA and operating expense related to the Company's corporate function for the three months ended March 31, 2014 included transaction costs of $1.4 million. These costs primarily related to activities associated with the proposed spin-off of our accommodations segment.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)
	Three Months Ended March 31,
	2014	2013

Supplemental operating data
Lodge/village revenues ($ in thousands)	$177,854	$213,728
Other accommodations revenues ($ in thousands)	74,890	82,940
Total accommodations revenues ($ in thousands)	$252,744	$296,668

Average available lodge/village rooms	21,130	20,009
Lodge/village revenues per available room	$94	$119

Offshore products backlog ($ in millions)	$578.2	$564.4

Completion services job tickets	12,699	12,300
Average revenue per ticket ($ in thousands)	$11.5	$11.2

Land drilling operating statistics
Average rigs available	34	33
Utilization	80.6%	72.4%
Implied day rate ($ in thousands per day)	$18.9	$18.5
Implied daily cash margin ($ in thousands per day)	$5.4	$4.9

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013

Net income from continuing operations	$71,322	$93,164
Income tax provision	27,531	33,751
Depreciation and amortization	70,386	66,312
Interest income	(917)	(563)
Interest expense	17,104	20,090
EBITDA	$185,426	$212,754
CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President and Chief Financial Officer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860